Exhibit 99.1

Stephen Cohen – Media	Jennifer Chen – Investors
Caesars Entertainment Corporation	Caesars Entertainment Corporation
(212) 886-9332	(702) 407-6407

Caesars Entertainment, Caesars Entertainment Operating Co. File Complaint Against Certain Investors

Defendants Have Sought to Injure Caesars, CEOC Through Baseless Claims of Default
Complaint Seeks Declaratory Judgment and Injunctive Relief

LAS VEGAS, August 5, 2014 – Caesars Entertainment Corporation ("Caesars") (NASDAQ: CZR) and its subsidiary, Caesars Entertainment Operating Company, Inc. ("CEOC" or "the Company") today filed suit in the Supreme Court of New York, New York County against certain institutional investors who they believe have sought to injure them by attempting to thwart CEOC's restructuring efforts through actions apparently designed to push CEOC into default. The complaint states that Caesars and CEOC believe some creditors are motivated to act against the best interest of the enterprise and other creditors to inflate the value of credit default swap ("CDS") positions or improve other unique securities positions.

The complaint names certain institutional investors who hold second-lien notes issued by CEOC, along with Elliott Management Corporation, which holds first-lien notes. Caesars and CEOC believe Elliott holds a significant CDS position. The complaint alleges that second-lien holders served CEOC with a baseless notice of default. The complaint seeks declaratory and injunctive relief to prevent further damage to Caesars and CEOC. The complaint also seeks damages from the defendants.

"We refuse to be held hostage by speculators who appear to be betting against the long-term health of our enterprise as well as our more than 60,000 employees and the communities in which we operate," said Gary Loveman, Chairman and Chief Executive Officer of Caesars and Chairman of CEOC. "Since the beginning of the financial crisis, we have worked collaboratively and constructively with debtholders in an effort to improve CEOC's financial condition while investing in the business and taking steps to enhance operating performance. Caesars and its family of companies have completed more than 50 capital markets transactions to improve CEOC's financial condition. Neither Caesars nor CEOC have ever missed an interest or principal payment despite the extremely challenging environment. The meritless actions taken by the defendants impede our ability to conduct rational negotiations with holders to further improve CEOC's financial condition."

The complaint alleges that defendants' actions have included demand letters, disruptive appearances before gaming regulators and the transmission by second lien holders of what Caesars and CEOC believe is a baseless default notice. They now are seeking judicial action to lay these claims to rest. Caesars and CEOC will continue to engage in constructive discussions with creditors.

About Caesars Entertainment

Caesars Entertainment Corporation is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions and now operates casinos on three continents. The Company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. Caesars also owns the London Clubs International family of casinos. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.